                                                                 Exhibit 10.41

                                             September 24, 1997


Mr. William J. Smith
23 Woodhollow Lane
Fort Salonga, NY 11768

     Re:  Change In Status To Part-Time Employment

Dear Bill:

     This letter confirms the agreement between you and Premisys Corporation, Inc. ("Premisys") concerning the change in the terms of your employment with Premisys.

     1. CHANGE IN EMPLOYMENT STATUS: Effective October 31, 1997, your employment status with Premisys will change from full-time to part-time. You and Premisys anticipate you will work approximately ten (10) hours per week beginning November 1, 1997. In addition, you hereby resign from your position as the Senior Vice President of North American Sales Operations, and you further hereby resign from your position as an officer of Premisys, effective October 31, 1997.

     2. COMPENSATION: Premisys will pay you an annual salary of $42,500.00 for your part-time work. You will receive a pro rate portion (for the 4 months of full employment) of your MIP bonus and commissions earned during the first half of fiscal 1998. Premisys will continue to reimburse you for all reasonable and necessary business expenses approved in accordance with Company Policy. As an employee working less than 20 hours per week, you will no longer be able to participate in certain employee benefit programs (e.g., Employee Stock Purchase Plan, 401k savings plan, group life and disability insurance). You will continue to earn vacation at one-fourth the rate you would accrue as a full-time employee. You will be able to continue your medical and dental insurance under COBRA; Premisys will pay the premiums associated with your coverage; you will continue your current level of contribution to this insurance.

     3. VESTING OF SHARES: Premisys agrees that all stock options granted to you during the term of your full-time employment with Premisys will continue to vest.

     4. SERVICES FOR OTHER ENTITIES: You agree that during the term of your part-time employment with Premisys, you will not accept full-time employment with any other company or business entity. You may accept a position as a Board member for another company, but you agree not to accept a position on the Board of any competitors of Premisys, and you agree to notify Premisys in advance of accepting membership on the Board of any company. You may also perform consulting services for other companies during the term of your part-time employment with Premisys, but you agree not to perform consulting services for any competitors of Premisys and you agree to notify Premisys in advance of performing any consulting services for other companies.

     5. RETURN OF COMPANY PROPERTY: You hereby warrant to Premisys that you will return to Premisys at the end of your part-time employment (November 30, 1998) all property or data to Premisys of any type whatsoever that has been in your possession or control.

     6. CONFIDENTIAL INFORMATION: You acknowledge that you have acquired and will acquire information and materials from Premisys and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of Premisys and that all such knowledge, information and materials acquired are and will be the trade secrets and confidential and proprietary information of Premisys (collectively "Confidential Information"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that Premisys regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing services for Premisys, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. You further agree to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information in your possession, including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

     7. AT-WILL EMPLOYMENT: You acknowledge that your employment with Premisys is "at will", and that you may terminate your employment with Premisys at any time, with or without cause, and Premisys may terminate your employment at any time, with or without cause.

     8. ENTIRE AGREEMENT: This agreement constitutes the entire agreement between you and Premisys with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Premisys nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

     9. MODIFICATION: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

If you agree to abide by the terms outlined in this letter, please sign the attached copy and return it to me.

                                     Sincerely,

                                     PREMISYS CORPORATION, INC.

                                     By:  /s/ Raymond C. Lin
                                        --------------------------------

READ, UNDERSTOOD AND AGREED

/s/ William J. Smith                 Date:  September 30, 1997
--------------------------------